PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated September 12, 2022)	Registration No. 333-262242

Ermenegildo Zegna N.V.

Up to 231,391,056 Ordinary Shares

Up to 20,116,666 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 6,700,000 Warrants

This prospectus supplement supplements the prospectus dated September 12, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-262242). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained herein.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 20,116,666 of our ordinary shares, nominal value €0.02 per share (“Ordinary Shares”), which include up to (i) 6,700,000 Ordinary Shares issuable upon the exercise of 6,700,000 private placement warrants (the “Private Placement Warrants”) originally issued by us in a private placement transaction in connection with the Business Combination (as defined below) at an exercise price of $11.50 per Ordinary Share, and (ii) 13,416,666 Ordinary Shares issuable upon the exercise of 13,416,666 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued to public shareholders of Investindustrial Acquisition Corp. (“IIAC”) in its initial public offering, and converted into warrants to purchase Ordinary Shares at the closing of the Business Combination at an exercise price of $11.50 per Ordinary Share. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders or their permitted transferees of (a) up to 231,391,056 Ordinary Shares (including (i) up to 36,735,551 Ordinary Shares issued to certain selling securityholders concurrently with the closing of the business combination (the “Business Combination”) between us and IIAC, (ii) up to 6,700,000 Ordinary Shares issuable upon exercise of our Private Placement Warrants, and (iii) up to 187,955,505 Ordinary Shares currently held by certain selling shareholders) and (b) up to 6,700,000 of our Private Placement Warrants. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

The Ordinary Shares and our Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “ZGN” and “ZGN WS,” respectively. On November 14, 2022, the closing sale price as reported on NYSE of the Ordinary Shares was $10.98 per share and of our Public Warrants was $1.86 per Public Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2022.

On November 15, 2022 Ermenegildo Zegna N.V. (“Zegna”, or “Zegna Group”) announced that it has signed an agreement to enter a long-term license for TOM FORD fashion with The Estée Lauder Companies (“ELC”). This license is contingent upon the closing of the acquisition of TOM FORD by ELC, which is expected to occur during the first half of calendar 2023. ELC will be the sole owner of the TOM FORD brand and all its intellectual property.

Zegna Group, the owner of the Zegna and Thom Browne brands, will become a long-term licensee of ELC for all TOM FORD men’s and women’s fashion as well as accessories and underwear, fine jewelry, childrenswear, textile and home design products. The Estée Lauder Companies and Zegna Group will align closely on the creative direction to continue building on the luxury positioning of the TOM FORD brand.

Zegna Group’s ambition is to position TOM FORD among the most respected and successful luxury fashion brands, leveraging the Zegna Group’s platform and capitalizing on the uniqueness of the TOM FORD brand.

Tom Ford, Founder and CEO of Tom Ford International, will continue to serve as the brand’s creative visionary after closing and through the end of calendar 2023.

Transaction Details

•	Zegna’s 20-year licensing agreement with The Estée Lauder Companies allows for an automatic renewal for further 10 years subject to certain minimum performance conditions

•	As part of this transaction, Zegna will acquire operations of the TOM FORD fashion business necessary to perform its obligations as licensee

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The transaction, which Zegna will finance with cash on hand, is expected to be EPS accretive for Zegna shareholders within the first full year post-closing (pre-synergies and related implementation costs)

•	The transaction, which has been unanimously approved by Zegna’s Board of Directors, is expected to close by the second quarter of 2023, subject to regulatory approvals, and other customary conditions

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On November 9, 2022 Ermenegildo Zegna N.V. announced that in June 2022 it filed an advance tax ruling request with the Dutch Tax Authorities in order to clarify the potential withholding tax consequences of dividend distributions in the Netherlands. For more information on the content of the tax ruling request, please refer to the Prospectus.

In September 2022, Zegna reached an agreement with the Dutch Tax Authorities – valid for the period from January 1, 2022 to December 31, 2026 – pursuant to which Zegna, being an entity originally incorporated under Italian law and converted into a Dutch company but tax resident in Italy, shall not be required to withhold taxes under Dutch law in respect of any dividends it may declare and pay for the entire term of the agreement. As a result, until December 31, 2026 the Dutch withholding tax (having a rate of 15%) shall no longer be applied to dividends paid by Zegna to its shareholders, irrespective of their tax residence.

Please note that, since the tax ruling applies retroactively starting from January 1, 2022, Zegna will refund the amounts held back in relation to the Dutch withholding tax on the dividend distributed to Zegna’s shareholders on July 28, 2022 through an additional Third Quick Refund window, which represents a one-time exceptional process. For more information on the refund process, please refer to the updated Important Notice (and in particular section: “Dutch 15% Hold Back Payment—Final Quick Refund Batch”), available under the relevant section of Zegna’s corporate website at https://ir.zegnagroup.com/stock-info/.

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Forward Looking Statements

This prospectus supplement contains forward-looking statements that are based on beliefs and assumptions and on information currently available to the Company. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including strategies or plans related to the transaction described herein, are also forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this prospectus supplement, the Company cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, risks and uncertainties are described in the Company’s filings with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the Company’s control and are difficult to predict. Forward-looking statements in this prospectus supplement include, but are not limited to, statements regarding the transaction described herein, including the timing and structure of the transaction and the benefits of the transaction. The Company cannot assure you that the forward-looking statements in this prospectus supplement will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the risk that the transaction may not be completed in a timely manner or at all, and other risks and uncertainties, including those described in the Company’s filings with the SEC. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by the Company and its directors, officers or employees or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. The forward-looking statements in this prospectus supplement represent the views of Zegna as of the date of this prospectus supplement. Subsequent events and developments may cause that view to change. However, while Zegna may elect to update these forward-looking statements at some point in the future, the Company disclaims any obligation to update or revise publicly forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing the views of the Company as of any date subsequent to the date of this prospectus supplement.